For Immediate Release

MEMC PROVIDES 2013 OUTLOOK; ANNOUNCES PROPOSED NAME CHANGE TO SUNEDISON

St. Peters, Mo., March 13, 2013 - MEMC Electronic Materials, Inc. (NYSE: WFR) today is filing a Form 8-K with the Securities and Exchange Commission to provide the slides that will be presented later today at the company's Capital Markets Day in Belmont, California, as well as a 2013 financial outlook and details on a forthcoming company name change proposal to shareholders.

Capital Markets Day
MEMC will be holding a capital markets day today, March 13, 2013. A live webcast will be available on the company's website at www.memc.com. A copy of the slides is also available on the website and in the Form 8-K filed with the SEC today.

Outlook
The company has provided the following key metrics for the first quarter and full-year 2013. The company expects the following, assuming no significant worldwide economic issues or other significant exogenous shocks in these periods:

Key Metrics	2012 Actual	1Q 2013 Outlook	FY 2013 Outlook	Comments
Semiconductor Revenue ($Mil)	$918	$228-$235	$940-$990	Slower 1H 2013, stronger 2H 2013 expected based on industry recovery
Solar Energy Systems MW Sold (Non-GAAP)	383	10-38	420-490	2H 2013 stronger due to stronger development spend in 2H 2012
Solar Energy Systems MW Retained on Balance Sheet	47	0-2	50-100	Focus on recurring revenue streams
Solar Energy Systems Avg. Price ($/Wdc)	$3.79	$3.50-$3.60	$3.10-$3.40	Highly dependent on project type and geographic mix
Capex ($Mil)	$139	$30-$40	$120-$140	Continuing to focus on Semiconductor Materials

Shareholder Proposal - Name Change
The company also announced today its plan, subject to shareholder approval, to change its name to SunEdison, Inc. The full proposal will be outlined in a preliminary proxy statement filing to be made on or about March 28, 2013. If approved by shareholders, the name change would be effective after the company's annual meeting of shareholders on May 30, 2013.

This name change does not reflect a change in business strategy related to either of the company's segments. Rather, the name change will better reflect the synergistic nature of the two businesses and help create and maintain one powerful, global brand name. The company believes the SunEdison name best represents the business, has greater long-term brand equity, scalability and broader appeal in the marketplace.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR”. For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements including that for the first quarter of 2013, the company expects that Semiconductor Materials revenue to be between $228 million and $235 million, Solar Energy systems non-GAAP sales volume in the range of 10 MW to 38 MW, Solar Energy systems MW retained on the balance sheet to be in the range of 0 MW to 2 MW, Solar Energy systems average pricing in the range of $3.50 to $3.60 per watt, and capital expenditures to be in the range of $30 million to $40 million; that for the 2013 full year, the company expects that Semiconductor Materials revenue to be between $940 million and $990 million, Solar Energy systems non-GAAP sales volume in the range of 420 MW to 490 MW, Solar Energy systems MW retained on the balance sheet to be in the range of 50 MW to 100 MW, Solar Energy systems average pricing in the range of $3.10 to $3.40 per watt, and capital expenditures to be in the range of $120 million to $140 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for SunEdison projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline and backlog into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems efficiently in terms of cost and time; quarterly fluctuations in our SunEdison business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.